Exhibit 4.1

GAINSCO, INC.

2005 LONG-TERM INCENTIVE

COMPENSATION PLAN

TABLE OF CONTENTS

ARTICLE I
GENERAL PROVISIONS

1.1	Name
1.2	Purpose
1.3	Definitions
1.4	Plan Administration
1.5	Shares Available for Incentive Awards
1.6	Share Pool Adjustments for Awards and Payouts
1.7	Common Stock Available
1.8	Eligibility
1.9	Awards to Outside Directors
1.10	Types of Incentive Awards

ARTICLE II
RESTRICTED STOCK

2.1	Award of Restricted Stock
2.2	Restrictions
2.3	Delivery of Shares

ARTICLE III
RESTRICTED STOCK UNITS

3.1	Grants of Restricted Stock Units
3.2	Vesting
3.3	Adjustment with Respect to Restricted Stock Units
3.4	Settlement of Restricted Stock Units
3.5	Deferral of Settlement of Restricted Stock Unit

ARTICLE IV
PERFORMANCE GOALS

4.1	Performance Criteria
4.2	Role of Committee
4.3	Additional Requirements
4.4	Right of Recapture

ARTICLE V
PROVISIONS RELATING TO PLAN PARTICIPATION

5.1	Incentive Agreement
5.2	No Right to Employment
5.3	Securities Requirements
5.4	Transferability
5.5	Rights as a Shareholder

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5.6	Change in Stock and Adjustments
5.7	Termination, Death or Disability
5.8	Change in Control of the Company
5.9	Exchange of Incentive Awards

ARTICLE VI
GENERAL

6.1	Effective Date
6.2	Funding and Liability of Company
6.3	Withholding Taxes
6.4	No Guarantee of Tax Consequences
6.5	Designation of Beneficiary by Grantee
6.6	Deferrals
6.7	Amendment and Termination
6.8	Requirements of Law
6.9	Rule 16b-3 Securities Law Compliance For Insiders
6.10	Compliance with Code §162(m)
6.11	Notices
6.12	Pre-Clearance Agreement with Brokers
6.13	Successors to Company
6.14	Miscellaneous Provisions
6.15	Severability
6.16	Usage; Interpretation
6.17	Governing Law

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GAINSCO, INC.

2005 LONG-TERM INCENTIVE COMPENSATION PLAN

ARTICLE I
GENERAL PROVISIONS

1.1           Name.  This Plan shall be known as the “GAINSCO, INC. 2005 Long-Term Incentive Compensation Plan.”

1.2           Purpose.  The purpose of the Plan is to foster and promote the long-term financial success of the Company and to increase shareholder value by: (a) encouraging the commitment of Grantees, (b) motivating superior performance of Grantees by means of long-term performance related incentives, (c) encouraging and providing Grantees with a program for obtaining ownership interests in the Company which link and align their personal interests to those of the Company’s shareholders, (d) attracting and retaining Grantees by providing competitive compensation opportunities, and (e) enabling Grantees to share in the long-term growth and success of the Company.

The Plan is not intended to be a plan that is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan shall be interpreted, construed and administered consistent with its status as a plan that is not subject to ERISA.

The Plan is intended to comply with the requirements of Code §409A(a)(2), (3) and (4) and any regulatory or other guidance issued under such subsections to avoid the consequences of plan failures as set forth in Code §409A(a)(1).  Any terms of the Plan or any Incentive Agreement that conflict with such guidance shall be null and void as of the Effective Date.  To the extent necessary or advisable, the Committee may amend the Plan to delete any conflicting provisions and to add such other provisions as are required to fully comply with the applicable provisions of §409A and any other legislative or regulatory requirements applicable to the Plan.

The Plan will remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to Section 6.7, until all Shares subject to the Plan have been acquired according to its provisions.

1.3           Definitions.  The following terms shall have the meanings set forth below:

“Authorized Officer” means the Chairman of the Board, the President or any other senior officer of the Company to whom either of them or the Committee delegates the authority to execute any Incentive Agreement for and on behalf of the Company.  No officer or director shall be an Authorized Officer with respect to any Incentive Agreement for himself.

“Beneficial Owner” has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Board” means the Board of Directors of the Company.

“Cause” means, in the case of a Grantee who is an Employee, the termination of the Grantee’s Employment by any GAINSCO Company by reason of (i) the failure by the Grantee to perform the Grantee’s assigned duties with any GAINSCO Company (other than any such failure resulting from the Grantee’s incapacity due to physical or mental illness); (ii) the Grantee’s malfeasance, gross negligence or recklessness in the performance of the Grantee’s duties or responsibilities; (iii) the engaging by the Grantee in any position or conduct, whether or not a conflict of interest, which is either intentionally, or demonstrably and materially, injurious to any GAINSCO Company, monetarily or otherwise; (iv) the failure by the Grantee to obey written directions of the Chairman of the Board or the President of the Company; (v) the Grantee’s conviction of a felony or a crime involving moral turpitude; (vi) the Grantee ceases to be eligible to hold the Grantee’s position with any GAINSCO Company as a result of any statute or rule, regulation or interpretation of or by any regulatory agency or other governmental or public authority; (vii) the Grantee’s fraud upon any GAINSCO Company; (viii) any breach by the Grantee of any code of conduct adopted by a GAINSCO Company and applicable to Grantee; or (ix) any misappropriation by Grantee of any property of a GAINSCO Company or a customer of a GAINSCO Company.

A “Change in Control of the Company” shall be deemed to have occurred if, after the date of the Award,

(a)           any Person (other than an Approved Person (as defined below)) becomes the Beneficial Owner, directly or indirectly, of a majority or more of the then outstanding Common Stock; or

(b)           the Company ceases to be engaged, directly or through one or more Subsidiaries or Affiliates, in the Insurance Business;

provided, however, that in no event shall any increase in a Person’s Beneficial Ownership of Common Stock as a result of the acquisition of securities of the Company by the Company or any of its Subsidiaries be deemed a Change in Control of the Company.

As used in this Plan, (w) “Approved Person” means any of (1) an employee benefit plan of the Company (or a trustee or other fiduciary holding securities for such a plan)  (collectively, an “Employee Plan”), or (2) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (3) a Person not less than a majority of whose voting securities are Beneficially Owned by the Company or any of its Subsidiaries after giving effect to the transaction, or (4) any of Goff Moore Strategic Partners, L.P., a Texas limited partnership, John C. Goff, Robert W. Stallings, James R. Reis, First Western Capital, LLC, an Arizona limited liability company, or any employee, partner, Affiliate or Associate of any of the foregoing Persons, or any group (within the meaning of Rule 13d-5 under the Exchange Act) of which any of them is a member; (x) “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified Person (for this purpose the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract, or otherwise); (y) “Associate” means, with respect to any Person, (i) any corporation or entity (other than the Company or a Subsidiary of the Company) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of the Voting Stock, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the Company or any of its Subsidiaries; and (z) “Insurance Business” means any one or more of (i) the soliciting, writing, underwriting, arranging, issuing, ceding, assuming, renewing or servicing (as an insurer, agent, broker or otherwise) of policies, contracts or treaties of insurance, coinsurance or reinsurance or related products or (ii) the administering, adjusting or servicing of claims on policies, contracts or treaties of insurance, coinsurance or reinsurance or related products.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and other authority promulgated thereunder by the appropriate Governmental Authority.  References herein to any provision of the Code shall refer to any successor provision thereto.

“Committee” means the Compensation Committee of the Board so long as the Compensation Committee consists of not less than two directors who fulfill both the “nonemployee director” requirements of Rule 16b-3 under the Exchange Act and the “outside director” requirements of Code §162(m); provided that in the event the Compensation Committee is not so composed, “Committee” shall mean a subcommittee of the Compensation Committee or another committee or subcommittee designated by the Board which satisfies both of such requirements.

“Common Stock” means the common stock, par value $0.10 per share, of the Company, and any class of common stock into which such common shares may hereafter be converted, reclassified or recapitalized.

“Company” means GAINSCO, INC., a Texas corporation, and any successor in interest thereto.

A “Corporate Event” shall be deemed to have occurred if, after the date of the Award, (A) the Company merges or consolidates with any other corporation or other entity, or another corporation or other entity acquires Common Stock pursuant to a Share Exchange, in each case other than a merger, consolidation or Share Exchange which does not result in the outstanding Shares being converted into or exchanged for different securities, cash or other property, or any combination thereof; or (B) a dissolution of the Company.

“Covered Employee” means a named executive officer who is one of the group of covered employees, as defined in Code §162(m) and Treasury Regulation §1.162-27(c) (or its successor).

“Deferral Election” means an election to delay settlement with respect to a Restricted Stock Unit Award pursuant to Section 3.5(a) below.

“Deferred Restricted Stock Unit” mean one or more Restricted Stock Units as to which a Grantee has elected to defer the date of settlement pursuant to the provisions of Section 3.5(a) below.

“Disability” means a condition of a Grantee as a result of which the Grantee is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan provided by a GAINSCO Company.

“Distribution” means any dividend, distribution of subscription rights or other distribution by the Company in respect of any of its Common Stock.

“Distribution Right” means any right to receive Distributions.

“Effective Date” means the date on which the Board approves the Plan.

“Employee” means any full-time, salaried employee of any of the GAINSCO Companies within the meaning of Code §3401(c) who, in the opinion of the Committee, is in a position to contribute to the growth, development or financial success of the GAINSCO Companies, including officers who are members of the Board.

“Employment” means that the individual is employed as an Employee, or by any corporation issuing or assuming an Incentive Award in any transaction described in Code §424(a), or by a parent corporation or a subsidiary corporation of such corporation issuing or assuming such Incentive Award, as the parent-subsidiary relationship shall be determined at the time of the corporate action described in Code §424(a).  In this regard, the transfer of a Grantee from Employment by a GAINSCO Company to another GAINSCO Company shall not be deemed to be a termination of Employment of the Grantee.  Moreover, the Employment of a Grantee shall not be deemed to have been terminated because of an approved leave of absence from active Employment on account of temporary illness, authorized vacation or granted for reasons of professional advancement, education, or health, or during any period required to be treated as a leave of absence by virtue of any applicable statute, Company personnel policy or written agreement.  All determinations regarding Employment, and the termination of Employment hereunder, shall be made by the Committee.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means (i) the average of the high and low reported sales prices of a Share on the date as of which Fair Market Value is to be determined, or if no such sales were made on such date, the closing sales price on the immediately preceding business day of a Share, in each case as reported on the principal market on which the Common Stock is traded, including the National Association of Securities Dealers’ OTC Bulletin Board System, National Association of Securities Dealers Automated Quotation System (“NASDAQ”), the American

Stock Exchange (“ASE”), or other national securities exchange or stock market on which Shares are then listed or admitted to trading, or (ii) if the Common Stock is not so traded, the average of the closing bid and asked prices for a Share as quoted by the National Quotation Bureau’s “Pink Sheets” on such date, or if no such quotes appeared in the “Pink Sheets” for such date, the “Pink Sheets” on the immediately preceding business day.

“GAAP” means generally accepted accounting principles for financial reporting in the U.S., consistently applied.

“GAINSCO Company” means any of the Company or any of its direct or indirect Subsidiaries.

“Governmental Authority” means any U.S. federal, state, local, foreign, supernational or supranational court or tribunal, governmental, regulatory or administrative agency, department, bureau, authority, commission or arbitral panel.

“Grantee” means any Employee or Outside Director who is granted an Incentive Award under the Plan.

“Incentive Award” or “Award” means a grant of an award under the Plan to a Grantee, including any Restricted Stock Award or Restricted Stock Unit Award.

“Incentive Agreement” means the written agreement entered into between the Company and the Grantee setting forth the terms and conditions pursuant to which an Incentive Award is granted under the Plan, as such agreement is further defined in Section 5.1.

“Insider” means an individual who is, on the relevant date, an officer, director or Beneficial Owner of ten percent or more of any class of the Company’s equity securities that is registered pursuant to §12 of the Exchange Act, all as defined under §16 of the Exchange Act.

“Outside Director” means a member of the Board who is not at the time of grant of an Incentive Award an Employee.

“Parent” means any corporation (whether now or hereafter existing) which constitutes a “parent” of the Company, as defined in Code §424(e).

“Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Code §162(m), as prescribed in Code §162(m)(4)(C) and Treasury Regulation §1.162-27(e) (or its successor).

“Performance-Based Restricted Stock” means shares of Restricted Stock awarded to a Grantee pursuant to Article II that are subject to a risk of forfeiture if the applicable Performance Goals are not met within the Performance Period.

“Performance Criteria” has the meaning set forth in Section 4.1.

“Performance Goal” means the objective formula or method established by the Committee in accordance with Article IV based on Performance Criteria specified by the

Committee for the applicable Performance Period for determining a Grantee’s right to and the payment value of any Restricted Stock Award or Restricted Stock Unit Award that is intended to qualify for the Performance-Based Exception.

“Performance Period” means a period of time determined by the Committee over which the applicable Performance Goals are measured for the purpose of determining a Grantee’s right to and the payment value of any Restricted Stock Award or Restricted Stock Unit Award that is intended to qualify for the Performance-Based Exception.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Authority.

“Plan” means the GAINSCO, INC. 2005 Long-Term Incentive Compensation Plan, as set forth herein and as it may be amended from time to time.

“Restricted Stock” means Shares issued or transferred to a Grantee pursuant to Article II.

“Restricted Stock Award” means an authorization by the Committee to issue or transfer Restricted Stock to a Grantee pursuant to Article II.

“Restricted Stock Unit” means a contractual right granted to a Grantee pursuant to Article III to receive, as determined by the Committee and set forth in the Incentive Agreement, a share of Common Stock on a specified date, subject to the terms and conditions set forth in the Plan and in the applicable Incentive Agreement.

“Restricted Stock Unit Award” means an authorization by the Committee to grant Restricted Stock Units to a Grantee pursuant to Article III.

“Restriction Period” means the period of time determined by the Committee and set forth in the Incentive Agreement during which the transfer of Restricted Stock by the Grantee is restricted.

“SEC” means the U.S. Securities and Exchange Commission.

“settlement” means the satisfaction of the Company’s obligation associated with a Grantee’s Award by payment to the Grantee of the Award amount by the delivery of Shares as specified in the applicable Incentive Agreement or as otherwise provided in this Plan or the applicable Incentive Agreement.

“Share” means a share of the Common Stock.

“Share Exchange” means the exchange of equity securities pursuant to a plan of exchange (within the meaning of TBCA Article 5.02).

“Share Pool” means the number of Shares authorized for issuance under Section 1.5, as adjusted for awards and payouts under Section 1.6 and as adjusted for changes in corporate capitalization under Section 5.6.

“Shareholder Approval” means the approval of the matter submitted for shareholder vote by the holders of not less than a majority of the outstanding shares of Voting Stock present in person or by proxy at a meeting of shareholders and voting for or against, or expressly abstaining from voting on, the matter.

“Subsidiary” means any corporation (whether now or hereafter existing) which constitutes a “subsidiary” of the Company, as defined in Code §424(f) of the Code, and any limited liability company, partnership, or other entity in which the Company controls fifty percent or more of the voting power or equity interests.

“TBCA” means the Texas Business Corporation Act, as amended, or any successor law (including the Texas Business Organizations Code) that replaces the Texas Business Corporation Act.

“U.S.” means the United States of America.

“vest” means, with respect to an Award, that the Grantee’s right to the Award is not subject to a substantial risk of forfeiture as a result of either the satisfaction or lapse of any condition or restriction applicable to the Award.

“Voting Stock”  means the outstanding shares of capital stock or other securities of a Person entitled to vote generally in an election of directors or the equivalent of the Person, including in the case of the Company the Common Stock and the Series A Convertible Preferred Stock, par value $100.00 per share, and any class of stock into which such shares may hereafter be converted, reclassified or recapitalized.

1.4           Plan Administration.

(a)           Authority of the Committee.  Except as may be limited by law and subject to the provisions herein, the Committee shall have full power to (i) select Grantees who may participate in the Plan; (ii) determine the sizes, duration and types of Incentive Awards; (iii) determine the terms and conditions of Incentive Awards and Incentive Agreements; (iv) determine whether any Shares or units subject to Incentive Awards will be subject to any restrictions on transfer; (v) construe and interpret the Plan and any Incentive Agreement or other agreement entered into under the Plan; and (vi) establish, amend, or waive rules for the Plan’s administration; provided that the Board shall exercise all of the powers of the Committee in respect of any Award made to any member of the Committee.  Further, the Committee may make all other determinations which may be necessary or advisable for the administration of the Plan.

(b)           Decisions Binding.  All determinations and decisions of the Committee shall be made in its sole and absolute discretion pursuant to the terms and provisions of the Plan, and shall be final, conclusive and binding on all persons including the Company, its shareholders, Employees, Grantees, and their estates and beneficiaries.  The Committee’s decisions with respect to any Incentive Award need not be uniform and may be made selectively among Incentive Awards and Grantees, whether or not such Incentive Awards are similar or such Grantees are similarly situated.

(c)           Modification of Outstanding Incentive Awards.  Subject to the Shareholder Approval requirements of Section 6.7 and the applicable requirements of the Performance-Based Exception, the Committee may provide for the extension of an Incentive Award, accelerate the vesting of an Incentive Award, eliminate or make less restrictive any restrictions contained in an Incentive Award, waive any restriction or other provisions of an Incentive Award, or otherwise amend or modify an Incentive Award in any manner that is either (i) not adverse to the Grantee to whom such Incentive Award was granted or (ii) consented to by such Grantee.

(d)           Expenses of Committee.  The Committee may employ legal counsel, including independent legal counsel and counsel regularly employed by the Company, and other consultants and agents as the Committee may deem appropriate for the administration of the Plan.  The Committee may rely upon any opinion or computation received from any such counsel, consultant or agent.  All expenses incurred by the Committee in interpreting and administering the Plan, including meeting expenses and professional fees, shall be paid by the Company.

(e)           Surrender of Previous Incentive Awards.  The Committee may grant Incentive Awards to Grantees on the condition that such Grantees surrender to the Committee for cancellation such other Incentive Awards as the Committee directs or awards granted under other plans of the Company.  Incentive Awards granted on the condition precedent of surrender of outstanding Incentive Awards shall not count against the limits set forth in Section 1.5 until such time as such previous Incentive Awards are surrendered and cancelled.

1.5           Shares Available for Incentive Awards.

(a)           Subject to adjustment under Section 5.6, there shall be available for Incentive Awards that are granted wholly or partly in Restricted Stock or Restricted Stock Units an aggregate of 8,080,000 Shares.

(b)           The number of Shares that are the subject of Incentive Awards under this Plan which are cancelled, forfeited or terminated, or lapse or expire, shall again immediately become available for Incentive Awards hereunder.  The Committee may from time to time adopt and observe procedures concerning the counting of Shares against the Plan maximum.

(c)           Subject to adjustment as provided in Section 5.6, in any fiscal year of the Company during any part of which the Plan is in effect, no Grantee may be granted Restricted Stock Awards and Restricted Stock Unit Awards with respect to more than 2,000,000 Shares.  This limitation shall be construed and administered so as to comply with the Performance-Based Exception.

1.6           Share Pool Adjustments for Awards and Payouts.  The number of Shares authorized for issuance under the Share Pool shall be (a) reduced on a one Share for one Share basis by the grant of an Incentive Award, and (b) increased on a one Share for one Share basis by the cancellation, termination, expiration, forfeiture, or lapse for any reason of an Incentive Award.

1.7           Common Stock Available.  The Common Stock available for issuance or transfer under the Plan shall be made available from authorized but unissued Shares or treasury stock of the Company.  No fractional Shares shall be issued under the Plan; payment for fractional Shares shall be made in cash.

1.8           Eligibility.

(a)           Employees and Outside Directors shall be eligible to receive Incentive Awards under the Plan.

(b)           A Grantee who has been granted an Incentive Award may, if otherwise eligible, be granted additional Incentive Awards at any time.

1.9           Awards to Outside Directors.  Any Awards granted to Outside Directors shall be granted to all Outside Directors on a non-discretionary basis based on a formula approved from time to time by the Board.

1.10         Types of Incentive Awards.  The types of Incentive Awards under the Plan are Restricted Stock as described in Article II and Restricted Stock Units as described in Article III.

ARTICLE II
RESTRICTED STOCK

2.1           Award of Restricted Stock.

(a)           Grant.  Shares of Restricted Stock, which may be Performance-Based Restricted Stock as designated by the Committee, may be awarded by the Committee with such restrictions during the Restriction Period as the Committee shall designate.  Any such restrictions may differ with respect to a particular Grantee. Restricted Stock shall be awarded for no additional consideration or such additional consideration as the Committee may determine, which consideration may be less than, equal to or more than the Fair Market Value of the shares of Restricted Stock on the grant date.  The terms and conditions of each grant of Restricted Stock shall be evidenced by an Incentive Agreement and, during the Restriction Period, such Shares of Restricted Stock shall remain subject to a “substantial risk of forfeiture” within the meaning given to such term under Code §83.  Any Restricted Stock Award may, at the time of grant, be designated by the Committee as Performance-Based Restricted Stock that is intended to qualify for the Performance-Based Exception without regard to whether the Grantee is a Covered Employee.

(b)           Immediate Transfer Without Immediate Delivery of Restricted Stock.  Unless otherwise specified in the Grantee’s Incentive Agreement, each Restricted Stock Award shall constitute an immediate transfer of the record and beneficial ownership of the Shares of Restricted Stock to the Grantee, entitling such Grantee to all voting and other ownership rights in such Shares.

If and as specified in the applicable Incentive Agreement, a Restricted Stock Award may limit the Grantee’s Distribution Rights during the Restriction Period in which the shares of Restricted Stock are subject to a “substantial risk of forfeiture” and restrictions on transfer.  In the applicable Incentive Agreement, the Committee may apply any restrictions to the Distribution Rights that the Committee deems appropriate.  Without limiting the generality of the preceding sentence, if the grant or vesting of Shares of Performance-Based Restricted Stock granted to a Covered Employee, is designed to comply with the requirements of the Performance-Based Exception, the Committee may apply any restrictions to Distribution Rights with respect to such Shares of Restricted Stock, such that the Distribution Rights or the Shares of Restricted Stock maintain eligibility for the Performance-Based Exception.  In the event that any Distribution Right constitutes a derivative security or an equity security pursuant to the rules under §16 of the Exchange Act, if applicable, such Distribution Right shall be subject to a Restriction Period equal to the remaining Restriction Period of the Shares of Restricted Stock with respect to which the distribution is made.

Shares awarded pursuant to a grant of Restricted Stock or Performance-Based Restricted Stock may be issued in the name of the Grantee and held, together with a stock power endorsed in blank, by the Committee (or a person designated by the Committee) or in trust or in escrow pursuant to an agreement satisfactory to the Committee, until such time as the Restriction Period has expired.  All such terms and conditions shall be set forth in the Grantee’s Incentive Agreement.  The Committee (or its delegate) shall issue to the Grantee a receipt evidencing the certificates held by it which are registered in the name of the Grantee.

2.2           Restrictions.

(a)           Forfeiture of Restricted Stock.  Restricted Stock awarded to a Grantee may be subject to the following restrictions until the expiration of the Restriction Period: (i) any restriction that constitutes a “substantial risk of forfeiture” (as defined in Code §83), or a restriction on transferability; (ii) unless otherwise specified by the Committee in the Incentive Agreement, the Restricted Stock that is subject to restrictions which are not satisfied shall be forfeited and all rights of the Grantee to such Shares shall terminate; and (iii) any other restrictions that the Committee determines in advance are appropriate, including rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture in the hands of any transferee.  Any such restrictions shall be set forth in the Grantee’s Incentive Agreement.

(b)           Issuance of Certificates.  Reasonably promptly after the date of grant with respect to Shares of Restricted Stock, the Committee shall cause to be issued a stock certificate, registered in the name of the Grantee to whom such Shares of Restricted Stock were granted, evidencing such Shares; provided, however, that the Committee shall not cause to be issued such a stock certificate unless it has received a stock power duly endorsed in blank by the Grantee with respect to such Shares.  Each such stock certificate shall bear the following legend or any other legend approved by the Committee:

THE SALE, ASSIGNMENT, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION (EACH A “TRANSFER”) AND VOTING OF ANY OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS, TERMS AND CONDITIONS (INCLUDING FORFEITURE AND RESTRICTIONS AGAINST TRANSFER) CONTAINED IN THE GAINSCO, INC. 2005 LONG-TERM INCENTIVE COMPENSATION

PLAN AND AN INCENTIVE AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER OF SUCH SHARES AND GAINSCO, INC.  A COPY OF THE PLAN AND INCENTIVE AGREEMENT ARE ON FILE IN THE MAIN CORPORATE OFFICE OF GAINSCO, INC.

(c)           Removal of Restrictions.  The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock if it determines that, by reason of a change in applicable law or another change in circumstance arising after the grant date of the Restricted Stock, such action is necessary or appropriate.

2.3           Delivery of Shares.  Subject to withholding taxes under Section 6.3 and to the terms of the Incentive Agreement, a stock certificate evidencing the Shares of Restricted Stock with respect to which the restrictions in the applicable Incentive Agreement have been satisfied shall be delivered to the Grantee or other appropriate recipient free of restrictions; provided, however, that any certificates shall bear such legends as the Committee may determine to be necessary or advisable in order to comply with applicable federal or state securities laws.

ARTICLE III
RESTRICTED STOCK UNITS

3.1           Grants of Restricted Stock Units.

(a)           Grant.  The Committee may grant Restricted Stock Units on the terms and conditions set forth in the Plan, and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan, as the Committee may from time to time determine, including the satisfaction of any applicable Performance Goals.  Each Restricted Stock Unit awarded to a Grantee shall correspond to one share of Common Stock.  Each Incentive Agreement covering a Grant of Restricted Stock Units shall specify (i) the number of Restricted Stock Units granted; (ii) the date of grant; (iii) the vesting requirements applicable to such Restricted Stock Units, including any applicable Performance Goals or other conditions that the Committee determines must be satisfied in order to remove any restrictions with respect to such Award; and (iv) any other terms that the Committee deems appropriate.

(b)           Rights.  A Grantee shall have no voting or other ownership rights, including Distribution Rights, with respect to any Restricted Stock Unit Award until the date of issuance of Shares in settlement of the Award; provided that notwithstanding the foregoing and except as otherwise provided in the applicable Incentive Agreement, in the event that the Company shall declare a Distribution (other than a Distribution of subscription or other rights) the record date for which occurs during the period after the vesting date but before the settlement date of the Award, a Grantee’s vested Deferred Restricted Stock Unit Award shall be increased (unless an adjustment for such event has been made under Section 5.6 or otherwise under the Plan or the applicable Incentive Agreement) by a number of Units equal to the number of Shares that is equal (i) in the case of a Distribution payable in Shares, to the number of Shares paid with respect to Shares then represented by the Award

(including amounts previously credited under this Section 3.1(b)); and (ii) in the case of a Distribution payable in cash or property, the number of Shares determined by dividing (x) the amount of the cash or the fair market value of the property in the Distribution with respect to the number of Shares then represented by the Award (including amounts previously credited under this Section 3.1(b)) by (y) the Fair Market Value of a Share on that date, and the resulting number of Shares shall be rounded to the nearest whole number of Shares.  Adjustments to a Grantee’s Restricted Stock Unit Award pursuant to this Section 3.1(b) shall be subject to the same terms, conditions and restrictions and shall be settled in the same manner and at the same time (or as soon thereafter as practicable) as the Shares originally subject to the Award.

3.2           Vesting.  The Committee shall establish the vesting requirements applicable to Restricted Stock Units granted hereunder, which vesting requirements shall specify any periods of time within which such Award may be subject to forfeiture and any applicable Performance Goals or other conditions that the Committee shall determine and specify in the Incentive Agreement.

3.3           Adjustment with Respect to Restricted Stock Units.  Except as provided in Section 4.3(c) with respect to an Award intended to qualify for the Performance-Based Exception, the Committee may at any time accelerate the date on which any restrictions applicable to Restricted Stock Units shall lapse.

3.4           Settlement of Restricted Stock Units.  Except as provided in Section 3.5 below with respect to Deferral Elections, on the date on which the restrictions applicable to Restricted Stock Units lapse, or at such other times as the Committee shall determine, all restrictions contained in the Incentive Agreement covering such Restricted Stock Units and in the Plan shall lapse as to such Restricted Stock Units and the Restricted Stock Units will be settled in Common Stock.  One or more stock certificates for the appropriate number of Shares, free of the restrictions set forth in the Plan and applicable Incentive Agreement, shall be delivered to the Grantee or such Shares shall be credited to a brokerage account if the Grantee so directs; provided, however, that any certificates shall bear such legends as the Committee may determine to be necessary or advisable in order to comply with applicable federal or state securities laws.

3.5           Deferral of Settlement of Restricted Stock Unit.

(a)           Election.  With the consent of the Committee, any Grantee may elect to defer the time of settlement with respect to all or any portion of a Restricted Stock Unit Award.  In no event, however, may a Grantee elect to defer the time of settlement of any Restricted Stock Unit Award that he has already received or would otherwise have an unrestricted right to receive currently except as permitted by applicable legal requirements.  Any Deferral Election shall be made at such time and in such manner as may be specified by the Committee in accordance with applicable legal requirements and may not be changed at any time thereafter.  A Grantee’s Deferral Election shall specify the time and manner of settlement of all deferred amounts, which election shall be subject to the requirements of subsection (b) of this Section 3.5.

(b)           Settlement.  A Grantee’s Deferred Restricted Stock Unit shall be settled at such time or times as the Grantee may elect in accordance with subsection (a) above.  In no event may Grantor elect that settlement be made earlier than one or more of the following:  (i) the date of the Grantee’s separation from service with the Company; (ii) the date of the Grantee’s Disability; (iii) the date of the Grantee’s death; (iv) a specified time (or pursuant to a fixed schedule) specified by the Grantee at the date of the Deferral Election; (v) an unforeseeable emergency (as determined by the Committee) or (vi) a Change in Control of the Company.  If a Grantee does not elect a time of settlement, it shall be presumed that the Grantee elected that settlement be made as of the earliest to occur of the date of the Grantee’s separation from service with the Company, the date of the Grantee’s Disability or death.  If the Grantee does not elect otherwise, it shall be presumed that the Grantee elected for settlement to be made at one time rather than in installments.

(c)           Code § 409A Provisions.  Notwithstanding the foregoing provisions of this Section 3.5(b):

(i)            if the Change in Control of the Company fails to satisfy the requirements of a change in ownership or effective control under guidance issued by the Secretary of the Treasury under Code § 409A so that an immediate payment may not be made without violating the provisions of Code § 409A, any payment or issuance to which Grantee is entitled on a Change in Control of the Company will be deferred to the earliest date such payment may be made without violating such provision; and

(ii)           in the case of any 409A Specified Employee as defined below, the date on which any payment is otherwise required to be made under the Agreement will be deferred to a date that is six months after the date of Grantee’s separation from service with the Company (or, if earlier, the date of Grantee’s death) to the extent necessary to comply with the provisions of Code § 409A and the guidance issued by the Secretary of the Treasury under Code § 409A.  The term “409A Specified Employee” is defined in Code § 409A(a)(2)(B)(i) and, in general, means any Employee of the Company at the time that any Shares are publicly traded on an established securities market or otherwise who at any time during the calendar year is:

(I)           an officer of the Company having an annual compensation greater than $130,000 (as such amount may be adjusted at the same time and in the same manner as under Code § 415(d)), provided, however, that no more than 50 Employees (or, if lesser, the greater of 3 or 10 percent of the Employees) shall be treated as officers;

(II)         a 5-percent owner of the Company, or

(III)        a 1-percent owner of the Company having an annual compensation from the Company of more than $150,000.

ARTICLE IV
PERFORMANCE GOALS

4.1           Performance Criteria.  As determined by the Committee at the time of grant, Restricted Stock Awards and Restricted Stock Unit Awards made under the Plan may be granted to any Employee or Outside Director in accordance with the requirements of the Performance-Based Exception based on one or more of the following business criteria (the “Performance Criteria”):

(a)           Premiums written in operating region;

(b)           Premiums written – consolidated;

(c)           Earnings before or after taxes of operating region;

(d)           Earnings before or after taxes – consolidated;

(e)           Operating ratio, or components thereof (including loss ratio) in operating region;

(f)            Operating ratio, or components thereof (including loss ratio) – consolidated;

(g)           Performance of the Company’s investment portfolio;

(h)           Achievement of strategic development initiatives; or

(i)            Return on equity.

Performance Goals may be stated or measured (i) in absolute terms, relative to comparison companies or indices, or relative to the capitalization of the Company or the number of shares outstanding from time to time; (ii) in accordance with formulae adopted by the Committee; or (iii) with respect to the Company, any entity which is an Affiliate of the Company, or any Subsidiary, unit or division of the Company.

4.2           Role of Committee.  The Committee may establish one or more Performance Goals for each Incentive Award.  In establishing the Performance Goals for each applicable Incentive Award, the Committee may provide that the effect of specified extraordinary or unusual events will be included or excluded (including all items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of business or related to a change in accounting principles, all as determined in accordance with standards by Opinion No. 30 of the Accounting Principles Board (“APB Opinion 30”) or other authoritative financial accounting standards).  The Performance Goals specified in any Incentive Agreement need not be applicable to all Incentive Awards, and may be particular to an individual Grantee’s function or position with the Company.

4.3           Additional Requirements.  Any Incentive Award that is intended to qualify for the Performance-Based Exception shall also be subject to the following:

(a)           No later than the earlier of (i) 90 days following the commencement of each Performance Period and (ii) the day on which 25% of the Performance Period has elapsed (or such other time as may be required or permitted by the Performance-Based Exception), the Committee shall, in writing, specify (1) the Performance Goals applicable to the Performance Period for the Incentive Award; and (2) the portion of the Incentive Award that will vest upon attainment of the Performance Goals.  The Performance Goals shall satisfy the requirements of the Performance-Based Exception, including the requirement that the achievement of the Performance Goals be substantially uncertain at the time they are established and that the Performance Goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the Performance Goals have been met.

(b)           Following the completion of each Performance Period, the Committee shall certify in the minutes of the Committee whether the applicable Performance Goals have been achieved and the portion of the Incentive Award, if any, for each Grantee that became vested in the Performance Period.

(c)           In determining the portion of the Incentive Award, if any, for each Grantee that actually vests in the applicable Performance Period, the Committee shall have the right to reduce (but not increase) the vested percentage that would otherwise be earned at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

4.4           Right of Recapture.  If at any time after the date on which an Award has become vested or Shares are issued pursuant to the attainment of a Performance Goal, the Committee determines that the earlier determination as to the achievement of the Performance Goal was based on false or misleading data and that in fact the Performance Goal had not been achieved or had been achieved to a lesser extent than originally determined, then any Award or portion of an Award that became vested based on such incorrect determination shall be deemed to be not vested and the Grantee shall be obligated to return to the Company, and the Committee may attempt to recover from the Grantee, any transfer of Shares made to the Grantee with respect to such Award or portion of an Award.

ARTICLE V
PROVISIONS RELATING TO PLAN PARTICIPATION

5.1           Incentive Agreement.  Each Grantee to whom an Incentive Award is granted shall be required to enter into an Incentive Agreement with the Company, in such a form as is provided by the Committee.  The Incentive Agreement shall contain specific terms as determined by the Committee with respect to the Grantee’s particular Incentive Award.  Such terms need not be uniform among all Grantees or any similarly situated Grantees.  The Incentive Agreement may include vesting, forfeiture and other provisions particular to the particular Grantee’s Incentive Award, as well as, for example, provisions to the effect that the Grantee (a) shall not disclose any confidential information acquired during Employment with the Company, (b) shall abide by all the terms and conditions of the Plan and such other terms and conditions as may be imposed by the Committee, (c) shall not interfere with the employment or other service of any employee, (d) shall not compete with the Company or become involved in a conflict of interest with the interests of the Company, (e) shall forfeit any non-vested portion of an Incentive Award if the Grantee’s Employment is terminated for any reason or, in the case of an Outside Director, the Grantee ceases to be a member of the Board, (f) shall not be permitted to make an election under Code §83(b) when applicable, and (g) shall be subject to any other agreement between the Grantee and the Company regarding Shares that may be acquired under an Incentive Award including a shareholders’ agreement, buy-sell agreement, or other agreement restricting the transferability of Shares by Grantee.  An Incentive Agreement shall include such terms and conditions as are determined by the Committee to be appropriate with respect to any individual Grantee.  The Incentive Agreement shall be signed by the Grantee to whom the Incentive Award is made and by an Authorized Officer.

5.2           No Right to Employment.  Nothing in the Plan or any Incentive Agreement shall (i) confer upon any Grantee any Employment rights (including any right to continued Employment) for any period, (ii) entitle any Grantee to any remuneration or benefit not set forth in the Plan or the applicable Incentive Agreement, or (iii) in interfere with, or limit in any way, the right of any GAINSCO Company to terminate the Employment of any Grantee who is an Employee at any time without regard to the existence of the Plan or any Incentive Agreement.

5.3           Securities Requirements.  The Company shall be under no obligation to effect the registration pursuant to the Securities Act of 1933 of any Shares to be issued hereunder or to effect similar compliance under any state laws.  Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing Shares pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities, and the requirements of any securities exchange on which Shares are traded.  The Committee may require, as a condition of the issuance and delivery of certificates evidencing Shares pursuant to the terms hereof, that the recipient of such Shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee deems necessary or desirable.

The Committee may defer the effectiveness of any action in respect of any Incentive Award in order to allow the issuance of Shares to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws.

If the Shares issuable or deliverable pursuant to an Incentive Award are not registered under the Securities Act of 1933, the Company may imprint on the certificate for such Shares such legend that the Company considers necessary or advisable to comply with the Securities Act of 1933 and applicable state securities laws.

5.4           Transferability.  Incentive Awards granted under the Plan shall not be transferable or assignable other than: (a) by will or the laws of descent and distribution or (b) pursuant to a qualified domestic relations order (as defined under Code §414(p)).

The designation by a Grantee of a beneficiary of an Incentive Award shall not constitute a transfer of the Incentive Award.  No transfer by will or by the laws of descent and distribution shall be effective to bind the Company unless the Committee has been furnished with a copy of the deceased Grantee’s enforceable will or such other evidence as the Committee deems necessary to establish the validity of the transfer.  Any attempted transfer in violation of this Section 5.4 shall be void and ineffective.

5.5           Rights as a Shareholder.

(a)           No Shareholder Rights.  Except as otherwise provided in Section 2.1(b) for grants of Restricted Stock or in Section 3.1(b) for grants of Restricted Stock Units, a Grantee of an Incentive Award shall have no voting rights, Distribution Rights or other rights as a shareholder with respect to any Shares until the issuance of a stock certificate or other record of ownership for such Shares.

(b)           Representation of Ownership.  In the case of settlement of an Incentive Award to a person or estate acquiring the right to such Incentive Award by reason of the death or Disability of a Grantee, the Committee may require reasonable evidence as to the ownership of such Incentive Award or the authority of such person. The Committee may also require such consents and releases of taxing authorities as it deems advisable.

5.6           Change in Stock and Adjustments.

(a)           Changes in Law or Circumstances.  Subject to Section 5.8 (which only applies in the event of a Change in Control of the Company), in the event of any change in applicable law or any change in circumstances which results in or would result in any dilution of the rights granted under the Plan, or which otherwise warrants an equitable adjustment because it interferes with the intended operation of the Plan, then, if the Committee should so determine that such change equitably requires an adjustment in the number or kind of shares of stock or other securities or property theretofore subject, or which may become subject, to issuance or transfer under the Plan or in the terms and conditions of outstanding Incentive Awards, such adjustment shall be made in accordance with such determination.  Such adjustments may include changes with respect to (i) the aggregate number of Shares that may be issued under the Plan and (ii) the number of Shares subject to Incentive Awards.  The Committee shall cause notice to be given to each applicable Grantee of such adjustment which shall be effective and binding even if notice is not given.

(b)           Exercise of Corporate Powers.  The existence of the Plan or outstanding Incentive Awards hereunder shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalization, reorganization or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding whether of a similar character or otherwise.

(c)           Recapitalization of the Company.  Subject to Section 5.8 (which only applies in the event of a Change in Control of the Company), if while there are Incentive Awards outstanding, the Company shall effect any subdivision or consolidation of Shares, dividend payable in Shares, or any stock split or reverse stock split of the Shares, then the number of Shares available under the Plan and the number of Incentive Awards shall (i) in the event of an increase in the number of Shares outstanding, be proportionately increased and (ii) in the event of a reduction in the number of Shares outstanding, be proportionately reduced.  The Committee shall take such action and whatever other action it deems appropriate so that the value of each outstanding Incentive Award to the Grantee shall not be affected by a corporate action described in this Section 5.6(c).

(d)           Issue of Common Stock by the Company.  Except as hereinabove expressly provided in this Section 5.6 and subject to Section 5.8 (which only applies in the event of a Change in Control of the Company), the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon any conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares covered by previously granted Incentive Awards; provided, however, in such event but, subject to any restrictions on Distribution Rights in the Incentive Agreement, outstanding Shares of Restricted Stock shall be treated the same as outstanding unrestricted Shares.

(e)           Assumption Under the Plan of Stock Based Incentive Awards.  Notwithstanding any other provision of the Plan, the Committee may authorize the assumption and continuation under the Plan of stock-based incentive awards that were granted under a stock incentive plan or agreement that is or was maintained by a corporation or other entity that was merged into, consolidated with, or whose stock or assets were acquired by, the Company as the surviving corporation.  Any such action shall be upon such terms and conditions as the Committee may deem appropriate, including provisions to preserve the holder’s rights under the previously granted stock-based incentive award.  Any such assumption and continuation of any such previously granted and unexercised incentive award shall be treated as an outstanding Incentive Award under the Plan and shall thus count against the number of Shares reserved for issuance pursuant to Section 1.5.  In addition, any Shares issued by the Company through the assumption or substitution of outstanding grants from an acquired company shall reduce the Shares available for grants under Section 1.5.

(f)            Assumption of Incentive Awards by a Successor.  Subject to the accelerated lapse of restrictions and other provisions of Section 5.8 that apply in the event of a Change in Control of the Company, in the event of a Corporate Event, (i) each Grantee shall be entitled to receive, in lieu of the number of Shares subject to Incentive Awards, such shares of capital stock or other securities or property as may be deliverable with respect to or in exchange for the number of Shares which Grantee would have received had the Grantee’s Incentive Award been settled immediately prior to such Corporate Event, together with any adjustments; and (ii) the Committee may take whatever other action it deems appropriate to preserve the rights of Grantees holding outstanding Incentive Awards in the event of a Corporate Event.

Notwithstanding the previous paragraph of this Section 5.6(f), but subject to the accelerated lapse of restrictions and other provisions of Section 5.8 that apply in the event of a Change in Control of the Company, in the event of a Corporate Event, the Committee shall have the right and power to: (i) cancel, effective immediately prior to the occurrence of the Corporate Event, each outstanding Incentive Award and, in full consideration of such cancellation, pay to the Grantee an amount in cash equal to the value, as determined by the Committee, of the property (including cash) received by the holders of Common Stock as a result of such Corporate Event; provided, however, this clause (i) shall be inapplicable to an Incentive Award granted within six months before the occurrence of the Corporate Event if the Grantee is an Insider and such disposition is not exempt under Rule 16b-3 (or other rules preventing liability of the Insider under §16(b) of the Exchange Act) and, in that event, the provisions hereof shall be applicable to such Incentive Award after the expiration of six months from the date of grant; or (ii) provide for the exchange or substitution of each Incentive Award outstanding immediately prior to such Corporate Event (whether or not then exercisable) for another award with respect to the Common Stock or other property for which such Incentive Award is exchangeable and, incident thereto, make an equitable adjustment as determined by the Committee in the number of Shares or amount of property (including cash) subject to the Incentive Award; or (iii) provide for assumption of the Plan and such outstanding Incentive Awards by the surviving entity or its parent.

The Committee shall have the authority to take whatever action it deems to be necessary or appropriate to effectuate the provisions of this Section 5.6(f).

5.7           Termination, Death or Disability.

(a)           Events Occurring Within Last Three Months of a Year.  Unless otherwise expressly provided in the Grantee’s Incentive Agreement, if the Grantee’s Employment is terminated within the last three months of any calendar year during a performance or service vesting period by the Company without Cause or due to the Grantee’s death or Disability or for any reason in the case of a Grantee who is an Outside Director, then any non-vested portion of any Incentive Award that otherwise would have vested in that year shall be prorated based on the number of days that the Grantee was employed or served as an Outside Director during that year and such prorata portion shall vest and be settled as soon as administratively feasible.  The remaining non-vested portion of any outstanding Incentive Award shall terminate and no further vesting shall occur.

(b)           Other Events.  Unless otherwise expressly provided in the Grantee’s Incentive Agreement, if the Grantee’s Employment is terminated at any time or for any reason other than as specified in Section 5.7(a) above, then any non-vested portion of the Grantee’s outstanding Incentive Award shall immediately terminate and no further vesting shall occur.

(c)           Continuation.  Subject to the conditions and limitations of the Plan and applicable law and regulation, in the event that a Grantee ceases to be an Employee or an Outside Director, the Committee and Grantee may mutually agree with respect to any Incentive Award then held by the Grantee (i) for an acceleration or other adjustment in any vesting requirements applicable to the Incentive Award; or (ii) for any other change in the terms and conditions of the Incentive Award.  In the event of any such change to an outstanding Incentive Award, a written amendment to the Grantee’s Incentive Agreement shall be required.

5.8           Change in Control of the Company.  Notwithstanding any contrary provision in the Plan, in the event of a Change in Control of the Company, the following actions shall automatically occur as of the day immediately preceding the date of the Change in Control of the Company unless expressly provided otherwise in the individual Grantee’s Incentive Agreement:

(a)           all of the unlapsed restrictions and conditions with respect the Incentive Award then outstanding shall be deemed to lapse, and the Restriction Period with respect thereto shall be deemed to have expired, and thus each such Incentive Award shall become fully vested; and

(b)           with respect to Restricted Stock Units, settlement shall be made to each Grantee within seven days following the date of the Change in Control of the Company.

Notwithstanding the occurrence of any of the foregoing events set out in this Section 5.8 which would otherwise result in a Change in Control of the Company, the Committee may

determine that an event otherwise constituting or reasonably leading to a Change in Control of the Company shall not be deemed a Change in Control of the Company hereunder.  Such determination shall be effective (i) if made by the Committee prior to the occurrence of an event that otherwise would be, or reasonably lead to, a Change in Control of the Company, or (ii) after such event, if made by a majority of the directors in office immediately prior to such event.

5.9           Exchange of Incentive Awards.  The Committee may permit any Grantee to surrender outstanding Incentive Awards in order to exercise or realize his rights under other Incentive Awards or in exchange for the grant of new Incentive Awards, or require holders of Incentive Awards to surrender outstanding Incentive Awards (or comparable rights under other plans or arrangements) as a condition precedent to the grant of new Incentive Awards.

ARTICLE VI
GENERAL

6.1           Effective Date.  This Plan is adopted by the Board effective as of the Effective Date, subject to Shareholder Approval.  Incentive Awards may be granted under the Plan at any time prior to receipt of such Shareholder Approval; provided, however, if the requisite Shareholder Approval is not obtained, then any Incentive Awards granted hereunder shall automatically become null and void and of no force or effect.

6.2           Funding and Liability of Company.  No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made, or otherwise to segregate any assets.  In addition, the Company shall not be required to maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for purposes of the Plan.  Although bookkeeping accounts may be established with respect to Grantees who are entitled to Shares or rights thereto under the Plan, any such accounts shall be used merely as a bookkeeping convenience.  The Company shall not be required to segregate any assets that may at any time be represented by Shares or rights thereto.  The Plan shall not be construed as providing for such segregation, nor shall the Company or the Committee be deemed to be a trustee of any Shares or rights thereto.  Any liability or obligation of the Company to any Grantee with respect to an Incentive Award shall be based solely upon any contractual obligations that may be created by this Plan and any Incentive Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company.  Neither the Company nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by the Plan.

6.3           Withholding Taxes.

(a)           Tax Withholding.  The Company shall have the power and the right to deduct or withhold, or require a Grantee to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan or an Incentive Award hereunder.  Upon the lapse of restrictions on Restricted Stock, the Committee may elect to satisfy the tax withholding requirement, in whole or in part, by having the Company withhold Shares having a

Fair Market Value on the date the tax is to be determined equal to the minimum withholding taxes which could be imposed on the transaction as determined by the Committee.

(b)           Share Withholding.  With respect to tax withholding required upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of any Incentive Awards, Grantees may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum withholding taxes which could be imposed on the transaction as determined by the Committee.  All such elections shall be made in writing, signed by the Grantee, and shall be subject to any restrictions or limitations that the Committee deems appropriate.

(c)           Loans.  To the extent permitted by the Sarbanes-Oxley Act of 2002 or other applicable law, the Committee may provide for loans, on either a short term or demand basis, from the Company to a Grantee who is an Employee to permit the payment of taxes required by law.

6.4           No Guarantee of Tax Consequences.  Neither the Company nor the Committee makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any person participating or eligible to participate hereunder.

6.5           Designation of Beneficiary by Grantee.  Each Grantee may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of the Grantee’s death before the Grantee receives any or all of such benefit.  Each such designation shall revoke all prior designations by the same Grantee, shall be in a form prescribed by the Committee, and will be effective only when filed by the Grantee in writing with the Committee during the Grantee’s lifetime.  In the absence of any such designation, benefits remaining unpaid at the Grantee’s death shall be paid to the Grantee’s estate.

6.6           Deferrals.  Except as provided in Section 3.5, the Committee shall not permit a Grantee to defer such Grantee’s receipt of Shares that would otherwise be due to such Grantee by virtue of the lapse or waiver of requirements with respect to Restricted Stock or Restricted Stock Units.

6.7           Amendment and Termination.

(a)           Amendment.  The Board shall have the power and authority to amend the Plan at any time; provided, however, the Board shall not, without Shareholder Approval within the time period required by applicable law:

(i)            except as provided in Section 5.6, increase the maximum number of Shares which may be issued under the Plan pursuant to Section 1.5;

(ii)           amend the requirements as to the class of Employees or Outside Directors eligible to receive Incentive Awards under the Plan;

(iii)          extend the term of the Plan; or,

(iv)          (I) increase the maximum limits on Incentive Awards to Covered Employees as set for compliance with the Performance-Based Exception or (II) decrease the authority granted to the Committee under the Plan in contravention of Rule 16b-3 under the Exchange Act.

(b)           Termination.  The Plan shall terminate on December 31, 2010; provided, however, the Board may, at any earlier date, terminate the Plan.

(c)           Effect of Amendment or Termination on Outstanding Awards.  Subject to Sections 4.3 and 4.4, no amendment or termination of the Plan shall adversely affect in any material way any outstanding Incentive Award previously granted to a Grantee under the Plan without the written consent of such Grantee or other designated holder of such Incentive Award.

(d)           Shareholder Approval.  In addition, to the extent that the Committee determines that (i) the listing or qualification requirements of any national securities exchange or quotation or transaction reporting system on which the Common Stock is then listed or quoted, if applicable, or (ii) the Code (or regulations promulgated thereunder), require Shareholder Approval in order to maintain compliance with such listing requirements or to maintain any favorable tax advantages or qualifications, then the Plan shall not be amended in such respect without Shareholder Approval.

6.8           Requirements of Law.  The granting of Incentive Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any Governmental Authority or national securities exchanges as may be required. Certificates evidencing Shares delivered under this Plan (to the extent that such shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules and regulations of the SEC, any securities exchange or quotation or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation, and any applicable federal or state securities law, if applicable. The Committee may cause a legend or legends to be placed upon such certificates (if any) to make appropriate reference to such restrictions.

6.9           Rule 16b-3 Securities Law Compliance For Insiders.  Transactions under the Plan with respect to Insiders are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act.  Any ambiguities or inconsistencies in the construction of an Incentive Award or the Plan shall be interpreted to give effect to such intention, and to the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Committee.

6.10         Compliance with Code §162(m).  Unless otherwise determined by the Committee with respect to any particular Incentive Award, it is intended that the Plan shall comply fully with the applicable requirements so that any Incentive Awards subject to Code §162(m) that are granted to Covered Employees shall qualify for the Performance-Based Exception.  If any provision of the Plan or an Incentive Agreement would disqualify the Plan or would not otherwise permit the Plan or Incentive Award to comply with the Performance-Based Exception as so intended, such provision shall be construed or deemed to be amended to conform to the requirements of the Performance-Based Exception to the extent permitted by applicable law and deemed advisable by the Committee; provided, however, no such construction or amendment shall have an adverse effect on the prior grant of an Incentive Award or the economic value to a Grantee of any outstanding Incentive Award.

6.11         Notices.

(a)           Notice From Insiders to Secretary of Change in Beneficial Ownership.  Within two business days after the date of a change in beneficial ownership of the Common Stock issued or delivered pursuant to this Plan, an Insider should report to the Secretary of the Company any such change to the beneficial ownership of Common Stock that is required to be reported with respect to such Insider under Rule 16a-3 promulgated pursuant to the Exchange Act.  Whenever reasonably feasible, Insiders will provide the Committee with advance notification of such change in beneficial ownership.

(b)           Notice to Insiders and Securities and Exchange Commission.  The Company shall provide notice to any Insider, as well as to the SEC, of any “blackout period,” as defined in §306(a)(4) of the Sarbanes-Oxley Act of 2002, in any case in which Insider is subject to the requirements of §304 of said Act in connection with such “blackout period.”

6.12         Pre-Clearance Agreement with Brokers.  Notwithstanding anything in the Plan to the contrary, no Shares issued pursuant to this Plan will be delivered to a broker or dealer that receives such Shares for the account of an Insider unless and until the broker or dealer enters into a written agreement with the Company whereby such broker or dealer agrees to report immediately to the Secretary of the Company (or other designated person) a change in the beneficial ownership of such Shares.

6.13         Successors to Company.  All obligations of the Company under the Plan with respect to Incentive Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, Share Exchange, or otherwise, of all or substantially all of the business or assets of the Company.

6.14         Miscellaneous Provisions.

(a)           No Employee, Outside Director or other Person shall have any claim or right to be granted an Incentive Award under the Plan.

(b)           The expenses of the Plan shall be borne by the Company.

(c)           By accepting any Incentive Award, each Grantee and each person claiming by or through him shall be deemed to have indicated his acceptance of the Plan.

6.15         Severability.  In the event that any provision of this Plan shall be held illegal, invalid or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal, invalid, or unenforceable provision was not included herein.

6.16         Usage; Interpretation.  In this Plan, unless a clear contrary intention appears:

(a)           the singular number includes the plural number and vice versa;

(b)           reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Plan, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(c)           reference to any gender includes each other gender;

(d)           reference to any agreement, document, instrument or plan means such agreement, document, instrument or plan as amended or modified and in effect from time to time in accordance with the terms thereof;

(e)           reference to any legal requirement means such legal requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any legal requirement means that provision of such legal requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(f)            “hereunder”, “hereof”, “hereto” and words of similar import shall be deemed references to this Plan as a whole and not to any particular Article, Section or other provision thereof;

(g)           “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(h)           “or” is used in the inclusive sense of “and/or”;

(i)            with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;

(j)            references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and

(k)           unless otherwise specified herein, all accounting terms used therein shall be interpreted, and all accounting determinations thereunder shall be made, in accordance with GAAP.

6.17         Governing Law.  The Plan shall be interpreted, construed and constructed in accordance with the laws of the State of Texas without regard to its conflicts of law provisions, except as may be superseded by applicable laws of the U.S.  Any dispute arising out of or relating to the Plan or any Incentive Agreement may be brought in a court of competent jurisdiction located in Dallas, Texas.  Each Employee or Outside Director accepting an Incentive Award shall irrevocably submit to the exclusive jurisdiction of such courts in any such dispute and waive any objection he or she may have to venue or to convenience of forum, agree that all claims in respect of the dispute shall be heard and determined only in any such court, and agree not to bring any dispute arising out of or related to the Plan or any Incentive Agreement in any other court.